Exhibit 5.1

February 27, 2012

Blue Nile, Inc.

411 First Avenue South, Suite 700

Seattle, WA 98104

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Blue Nile, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 732,655 shares of the Company’s Common Stock, $.001 par value (the “Shares”), of which (i) 688,405 shares are being offered pursuant to its 2004 Equity Incentive Plan (the “Incentive Plan”) and (ii) 44,250 shares are being offered pursuant to its Third Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan (together with the Incentive Plan, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	Michael Tenta
Michael Tenta